Exhibit 10.14

SUBLEASE

This SUBLEASE is made as of April 13, 2020, by and between FOGHORN THERAPEUTICS INC., a Delaware corporation having an address at 100 Binney Street, Suite 610, Cambridge, Massachusetts 02142 (“Sublandlord”) and VERVE THERAPEUTICS INC., a Delaware corporation having an address at 215 First Street, Suite 440, Cambridge, MA 02142 (“Subtenant”).

RECITALS:

A. Pursuant to that Lease dated as of October 23, 2019 by and between ARE-TECH SQUARE, LLC, as “Landlord” (“Prime Lessor”) and Sublandlord, as “Tenant” (such lease, as so amended, and all renewals, modifications and extensions thereof are hereinafter collectively referred to as the “Prime Lease”), a true and complete copy of which (with certain economic terms redacted) has been provided to Subtenant, whereby Sublandlord leases approximately 81,441 rentable square feet of space in the building known as and numbered 500 Technology Square, Cambridge, Massachusetts (the “Building”) (all as more particularly described in the Prime Lease the “Premises”);

B. A portion of the Premises consists of the entire 9th floor of the Building designated as Suite 901, containing approximately 18,980 rentable square feet (the “Ninth Floor Premises”);

C. A portion of the Premises consists of a portion of the 1st floor of the Building designated as Suite 101(a) containing approximately 371 rentable square feet (the “Initial First Floor Premises”);

D. A portion of the Premises consists of a portion of the basement level of the Building designated as Suite 001a, containing approximately 472 rentable square feet (the “Initial Lower Level Premises”);

E. Subtenant desires to sublease certain portions of the Premises from Sublandlord and Sublandlord is willing to sublease the same, all on the terms and conditions hereinafter set forth;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows, and capitalized terms used herein without definition shall have the meaning ascribed thereto in the Prime Lease:

1. Sublease of Subleased Premises. For the rent and upon the terms and conditions herein, Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord:

(i)

Effective on the Commencement Date, defined below, a portion of the Ninth Floor Premises containing approximately 16,000 rentable square feet as shown on Exhibit A-1 attached hereto (the “Ninth Floor Subleased Premises”);

(ii)

Effective on the Commencement Date, the Initial First Floor Premises containing approximately 371 rentable square feet as shown on Exhibit A-2 attached hereto (the “First Floor Subleased Premises”); and

(iii)

Effective on the Commencement Date, the Initial Lower Level Premises containing approximately 472 rentable square feet as shown on Exhibit A-3 attached hereto (the “Lower Level Subleased Premises” and together with the Ninth Floor Subleased Premises and the First Floor Subleased Premises, collectively, the “Subleased Premises”).

This Sublease shall include Subtenant’s right to use on a non-exclusive basis with Sublandlord from the Commencement Date through and including the Expiration Date (in accordance with reasonable procedures for such shared use to be established by Sublandlord), the shared glass wash facility located in the common area of the ninth floor of the Building as shown on Exhibit A-4 attached hereto (the “Ninth Floor Common Area”).

2. Term. The term (the “Term”) of this Sublease with respect to the Subleased Premises shall commence upon the date (the “Commencement Date”) that is the later of (i) the date on which the Consent Contingency (as hereinafter defined) has been satisfied and the Sublease has been fully executed by Sublandlord and Subtenant and (ii) March 15, 2020, and shall expire at 11:59 p.m. on the day immediately prior to the second (2nd) anniversary of the Rent Commencement Date, as defined below (the “Expiration Date”), unless the Term is earlier terminated pursuant to any of the terms or provisions of the Prime Lease, this Sublease or applicable law. When the Commencement Date is determined, Sublandlord and Subtenant shall, upon the request of either of them, execute a statement to be prepared by Sublandlord setting forth such date.

3. Base Rent. (A) Subtenant shall pay to Sublandlord the following amounts as base rent (the “Base Rent”) in equal monthly installments commencing on the Commencement Date (subject to the provisions of Paragraph 3(E) below) and thereafter on the first day of each calendar month during the Term:

For the Subleased Premises (i.e., approximately 16,843 rentable square feet):

Term	Total Rent	Monthly Rent	Rent Per Square Foot
Commencement Date- day prior to first anniversary of Commencement Date	$1,650,614.00	$137,551.17	$98.00
First anniversary of Commencement Date – Expiration Date	$1,700,132.42	$141,677.70	$100.94

Notwithstanding anything in this Sublease to the contrary, on the date of execution of this Sublease by Subtenant, Subtenant shall pay to Sublandlord the amount of $137,551.17, which amount shall be credited against Base Rent for the Subleased Premises due for the first month of the Term of this Sublease.

(B) In addition to Base Rent, commencing on the Rent Commencement Date, Subtenant shall pay as additional rent the Subtenant’s Percentage (as hereinafter defined) of amounts from time to time payable by Sublandlord as “Tenant” to Prime Lessor as “Landlord” under Article 5 of the Prime Lease in respect of Operating Expenses (which includes Taxes), including any property management fee (whether or not a third party property manager is engaged by Prime Lessor) included in Operating Expenses. Base Rent and additional rent shall sometimes be referred to as “Rent” herein. All Rent shall be due and payable in monthly installments in advance on the first day of each calendar month, without demand, deduction, counterclaim or setoff. All Rent payments should be sent to Sublandlord at the address first noted above to the attention of Fanny Cavalie or such other address as Sublandlord shall notify Subtenant in accordance with the terms of Paragraph 16 of this Sublease. Rent for any partial month shall be prorated and paid on the first day of such month. Notwithstanding the foregoing, Subtenant shall pay Subtenant’s Percentage of any initial or revised Annual Estimate of Operating Expenses within fifteen (15) days after receipt of such Annual Estimate of Operating Expenses prepared by Prime Lessor, and Article 5 of the Prime Lease, as incorporated herein by reference pursuant to Paragraph 10, shall be deemed modified accordingly. Once the Annual Estimate of Operating Expenses is set by Prime

Lessor, Subtenant shall pay Subtenant’s Percentage of such Annual Estimate of Operating Expenses at the same time Subtenant pays Rent under this Sublease. Sublandlord shall deliver to Subtenant reasonably promptly upon receiving the same true correct and complete copies of all Annual Estimates and Annual Statements of Operating Expenses, invoices or bills for Rent or other charges delivered to Sublandlord by Prime Lessor under the Prime Lease. Subtenant shall continue to pay Subtenant’s Percentage of Operating Expenses so long as Sublandlord is required to continue paying Operating Expenses under the Prime Lease even if Sublandlord has not received the Annual Estimates or Annual Statements of Operating Expenses from Prime Lessor. Notwithstanding anything in this Sublease to the contrary, if pursuant to the terms of the Prime Lease the rent due under the Prime Lease with respect to the Subleased Premises is abated in whole or in part during the Term due to a casualty in the Subleased Premises, then the Rent due under this Sublease shall abate for the same period and to the same extent as the rent for the Premises is abated pursuant to the Prime Lease.

Subtenant shall also pay as additional rent for all other expenses for which Sublandlord is or would be responsible under the Prime Lease to the extent such expenses relate to the Subleased Premises (e.g., after hours HVAC ordered by Subtenant) or Subtenant’s use of the Ninth Floor Common Area.

(C) As used herein, “Subtenant’s Percentage” shall mean that percentage that from time to time constitutes the ratio that the rentable square feet in the Subleased Premises bears to the rentable square feet in the Premises. As of the Commencement Date, Subtenant’s Percentage shall be 29.15%. As of June 1, 2020, Subtenant’s Percentage shall be 20.68%.

(D) Subtenant shall pay for all other expenses, without mark-up by Sublandlord, specific to the Subleased Premises and the Ninth Floor Common Area to the extent incurred by Sublandlord or caused by Subtenant’s actions.

(E) Notwithstanding the foregoing provisions of this Paragraph 3, if and for so long as no default has occurred, Sublandlord agrees to waive payment of the monthly installments of Base Rent for the Subleased Premises (together with any additional rent attributable to Subtenant’s use and occupancy of the Subleased Premises and utility charges as described in Paragraph 4 of this Sublease) for the period commencing on the Commencement Date and ending on the date that is the sooner to occur of (i) the date upon which Subtenant occupies the Subleased Premises for the ordinary conduct of business with more than four (4) employees so conducting business in the Subleased Premises at any given time, and (ii) three (3) weeks from the date that the City of Cambridge Inspectional Services Department, Building Division, resumes conducting inspections and Massachusetts Executive Order COVID-19 Order No. 13 is withdrawn, rescinded or otherwise rendered inapplicable to construction activities by any governmental authority having jurisdiction, so that construction can occur (the “Rent Waiver Period”). As used herein, the “Rent Waiver Amount” shall mean the total amount of Rent and utility charges that is subject to waiver during the Rent Waiver Period. The day immediately following the last day of the Rent Waiver Period is referred to herein as the “Rent Commencement Date”. If the Rent Waiver Period ends on a day that is not the last day of a calendar month, then on the first day of such calendar month Subtenant shall make a pro-rated payment of Base Rent (calculated on a per diem basis) for the balance of the partial calendar month in which the Rent Waiver Period expires. Additional rent for the balance of such partial calendar month shall be payable by Subtenant to Sublandlord as and when invoiced, and utility charges for such partial calendar month shall be payable directly by Subtenant commencing on the Rent Commencement Date in accordance with Paragraph 4 below).

4. Electricity. Commencing on the Rent Commencement Date, Subtenant shall pay to Sublandlord within thirty (30) days of being invoiced therefor, Subtenant’s Percentage of all electricity charges paid by Sublandlord for the Subleased Premises (whether paid by Sublandlord to the utility provider or to Prime Lessor) (including, but not limited to the consumption of lights, outlets and heating, ventilation and air conditioning serving the Subleased Premises).

Subtenant shall also (i) pay for all other utilities used in the Subleased Premises (including, without limitation, the right to use shared compressed air, central vacuum, RO water systems (if applicable) and, to the extent agreed by Sublandlord, the right to access back-up emergency power) by paying to Sublandlord Subtenant’s Percentage for Building shared utilities at the cost charged to Sublandlord therefor without markup, but only to the extent such amounts are not included in Operating Expenses and are payable by Sublandlord under the Prime Lease and (ii) pay directly for any utilities separately metered solely to the Subleased Premises in accordance with the Prime Lease.

5. Permitted Use. Subtenant shall use the Subleased Premises only for the Permitted Use. Subtenant shall not do, suffer or permit anything to be done in or upon the Subleased Premises except in accordance with and as permitted by the Prime Lease, this Sublease and applicable law. Subtenant shall comply with the certificate of occupancy relating to the Subleased Premises and with all laws, statutes, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments and the appropriate agencies, officers, departments, boards and commissions thereof, and the board of fire underwriters and/or the fire insurance rating organization or similar organization performing the same or similar functions, whether now or hereafter in force, applicable to the Subleased Premises. During the Term hereof, subject to the terms, conditions and limitations of the Prime Lease and Prime Lessor’s exercise of any rights it may have thereunder to restrict access to the Building, Subtenant shall have access to the Subleased Premises twenty-four (24) hours a day, 7 days a week, 52 weeks per year, subject to the terms of this Sublease.

6. Condition of Subleased Premises.

(a) Subtenant represents that it has made or caused to be made a thorough examination and inspection of the Subleased Premises and is familiar with the condition of every part thereof. Subtenant agrees that, except as expressly provided herein, (i) it enters into this Sublease without relying upon any representations, warranties or promises by Sublandlord, its agents, representatives, employees or any other person in respect of the Building or the Subleased Premises, (ii) no rights, easements or licenses are acquired by Subtenant by implication or otherwise except as expressly set forth herein, (iii) Sublandlord shall deliver the Subleased Premises broom-clean and otherwise in the condition which Sublandlord received the Subleased Premises from Prime Lessor and Sublandlord shall have no obligation to do any work in order to make the Subleased Premises suitable and ready for occupancy and use by Subtenant, and (iv) the Subleased Premises are in satisfactory condition. Notwithstanding the foregoing, Subtenant acknowledges receipt from Prime Lessor of a decommissioning report with respect to the Subleased Premises prepared by Ramboll US Corporation and dated March 17, 2020 (the “Decommissioning Report”) and has accepted the results set forth in the Decommissioning Report. Sublandlord represents and warrants to Subtenant that Sublandlord has not physically occupied the Subleased Premises at any time, including from and after the date of the Decommissioning Report.

(b) Subtenant shall keep and maintain the Subleased Premises, the furniture, fixtures and equipment therein (including, without limitation, all laboratory-specific mechanical equipment) clean and in good order, repair and condition, except for reasonable wear and tear and damage by fire or other casualty or condemnation. To the extent agreed to by Prime Lessor, Subtenant shall be entitled to the benefit of those obligations of Prime Lessor set forth in the Prime Lease as to Prime Lessor’s obligation to maintain Building Systems.

(c) Subtenant shall make no alteration, installation, removal, addition or improvement in or to the Subleased Premises or to any other portion of the Building without the prior written consent of each of Sublandlord and, if required pursuant to the terms of the Prime Lease, Prime Lessor, and then, only in compliance fully with the terms of this Sublease and the Prime Lease. Sublandlord may withhold consent in its sole discretion to any alteration, installation, addition or improvement proposed by Subtenant. Sublandlord may require Subtenant to remove any and all alterations, installations, additions or improvements that Subtenant makes to the Subleased Premises upon the expiration or termination of the Term, and to restore the Subleased Premises to its condition prior to such alterations, installations, additions or improvements.

(d) During the Term of the Sublease, and subject to Prime Lessor’s consent, Subtenant may use 0.90 parking spaces in the Technology Square Garage per 1,000 rentable square feet of the Subleased Premises as allocated to Sublandlord pursuant to Section 10 of the Prime Lease. Such parking use by Subtenant shall, subject to Prime Lessor’s consent, be at the same cost per space as charged to Sublandlord from time to time pursuant to the Prime Lease, and such use by Subtenant shall be in accordance with Section 10 of the Prime Lease as amended from time to time and all published rules and regulations of the Landlord and/or the operator of the Technology Square Garage as to such parking use.

7. Insurance. Subtenant shall maintain throughout the Term of this Sublease such insurance in respect of the Subleased Premises and the conduct and operation of business therein, with Sublandlord, Prime Lessor and Alexandria Real Estate Equities, Inc., and their respective officers, directors, employees, managers, agents, invitees and contractors listed as additional insureds as is required of “Tenant” pursuant to the terms of the Prime Lease (including, without limitation, Section 17 thereof as hereinafter incorporated by reference) with no penalty to Sublandlord or Prime Lessor resulting from deductibles or self-insured retentions effected in Subtenant’s insurance coverage, and with such other endorsements and provisions as Sublandlord or Prime Lessor may reasonably request. If Subtenant fails to procure or maintain such insurance, pay all premiums and charges therefor and provide Sublandlord with certificate(s) thereof within ten (10) days after notice from Sublandlord, Sublandlord may (but shall not be obligated to) do so, whereupon Subtenant shall reimburse Sublandlord upon demand for Sublandlord’s costs incurred in so doing. All such insurance policies shall, to the extent obtainable, contain endorsements providing that (i) such policies may not be canceled except upon thirty (30) days’ prior notice to Sublandlord and Prime Lessor, (ii) no act or omission of Subtenant shall affect or limit the obligations of the insurer with respect to any other named or additional insured and (iii) Subtenant shall be solely responsible for the payment of all premiums under such policies and Sublandlord, notwithstanding that it is or may be a named insured, shall have no obligation for the payment thereof. Such insurance shall otherwise be reasonably acceptable to Sublandlord in both form and substance. On or before the Commencement Date, Subtenant shall deliver to Sublandlord and Prime Lessor a certificate evidencing the coverages required by this Paragraph 7. Any endorsements to such certificates shall also be delivered to Sublandlord and Prime Lessor upon issuance thereof. Subtenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Subtenant shall deliver to Sublandlord and Prime Lessor such renewal certificates at least ten (10) days before the expiration of any existing policy. In the event Subtenant fails so to deliver any such renewal certificate at least ten (10) days before the expiration of any existing policy, then, in addition to its other rights and remedies in respect of such breach of this Sublease by Subtenant, Sublandlord shall have the right, but not the obligation, to obtain such insurance on Subtenant’s behalf, whereupon Subtenant shall reimburse Sublandlord upon demand for Sublandlord’s costs incurred in so doing.

Sublandlord shall maintain in full force and effect during the Term of this Sublease, all insurance required to be maintained by Sublandlord as the Tenant under the Prime Lease.

Subtenant shall include in all such insurance policies any clauses or endorsements in favor of Prime Lessor including, but not limited to, waivers of the right of subrogation, which Sublandlord is required to provide as “Tenant” pursuant to the provisions of the Prime Lease. Subtenant and Sublandlord each shall include in all insurance policies it is required to carry in accordance with this Sublease, all clauses or endorsements in favor of the other which Sublandlord is required to carry in favor of Prime Lessor under the Prime Lease, including, but not limited to, waivers of the right of subrogation, which Sublandlord is required to provide as “Tenant” pursuant to the provisions of the Prime Lease. Subtenant releases and waives all claims against Sublandlord for loss or damage to Subtenant’s personal property and its alterations in the Subleased Premises to the extent that such loss or damage is insurable under policies of casualty insurance Subtenant carries or is required to carry under this Sublease. Sublandlord releases and waives all claims against Subtenant for loss or damage to Sublandlord’s personal property and its alterations in the Subleased Premises to the extent that such loss or damage is insurable under policies of casualty insurance Sublandlord carries or is required to carry under the Prime Lease.

8. Indemnification. Subtenant agrees to protect, defend (with counsel reasonably approved by Sublandlord), indemnify and hold Sublandlord and Prime Lessor and their respective officers, agents and employees harmless from and against any and all liabilities, claims, suits, demands, judgments, costs, losses, interest and expenses (except to the extent arising from Sublandlord’s Work or any negligence or willful misconduct of Prime Lessor or Sublandlord or their contractors, invitees, agents or employees), arising from any bodily injury to or death of persons, or damage to property occurring or resulting from an occurrence in the Subleased Premises during the Term hereof, or from any breach or default on the part of Subtenant in the performance of any covenant or agreement on the part of Subtenant to be performed pursuant to the terms of this Sublease or from any willful misconduct or negligence on the part of Subtenant or any of its agents, employees, licensees, invitees or assignees or any person claiming through or under Subtenant. Subtenant further agrees to indemnify Sublandlord and Prime Lessor and their respective officers, agents and employees from and against any and all liabilities, claims, suits, demands, judgments, costs, losses, interest and expenses (including, without being limited to, reasonable attorneys’ fees and expenses), incurred in connection with any such indemnified claim or any action or proceeding brought in connection therewith. The provisions of this Paragraph are intended to supplement any other indemnification provisions contained in this Sublease and in the Prime Lease to the extent incorporated by reference herein. Any non-liability, indemnity or hold harmless provisions in the Prime Lease for the benefit of Prime Lessor that are incorporated herein by reference shall be deemed to inure to the benefit of Sublandlord and Prime Lessor.

9. No Assignment or Subletting. Subtenant shall not assign, sell, mortgage, pledge or in any manner transfer this Sublease or any interest herein, or the Term or estate granted hereby or the rentals hereunder, or sublet the Subleased Premises or any part thereof, or grant any concession or license or otherwise permit occupancy of all or any part of the Subleased Premises by any person without the prior written consent of Sublandlord, and if such transaction would require the consent of Prime Lessor under Section 22 of the Prime Lease, without the prior written consent of Prime Lessor in accordance with Section 22 of the Prime Lease. Sublandlord‘s consent under this Paragraph 9 shall not be unreasonably withheld, conditioned or delayed. Any direct or indirect change in ownership of, or power to vote, a majority of the ownership interests of Subtenant shall constitute a transfer requiring Sublandlord’s and Prime Lessor’s prior written consent hereunder, other than a Corporate Permitted Assignment, which shall not require the consent of Sublandlord (but reasonable prior written notice thereof shall be provided to Sublandlord) and shall only require the consent of Prime Lessor to the extent required under Section 22 of the Prime Lease. Neither the consent of Sublandlord or Prime Lessor to an assignment, subletting, concession, or license, nor the references in this Sublease to assignees, subtenants, concessionaires or licensees, shall in any way be construed to relieve Subtenant or any assignee, subtenant or sub-subtenant of the requirement of obtaining the consent of Sublandlord and Prime Lessor to any further assignment or subletting or to the making of any assignment, subletting, concession or license for all or any part of the Subleased Premises, Subtenant and any such assignee, subtenant or sub-subtenant under this Sublease hereby agreeing to be bound by the provisions of this Sublease and the Prime Lease as to any further assignment, subleasing or other arrangement for which consent is required under this Sublease or the Prime Lease. Notwithstanding any assignment or subletting, including, without limitation, any assignment or subletting permitted or consented to, the original Subtenant named herein and any other person(s) who at any time was or were Subtenant shall remain fully liable under this Sublease, and all acts and omissions of any assignee or subtenant or anyone claiming under or through any assignee or subtenant that shall be in conflict with the terms of this Sublease shall constitute a breach by Subtenant under this Sublease. If this Sublease is assigned, or if the Subleased Premises or any part thereof is underlet or occupied by any person or entity other than Subtenant, Sublandlord may, after default by Subtenant, following notice and the expiration of any applicable cure period, collect rent from the assignee, undertenant or occupant, and apply the net amount collected to the Rent payable by Subtenant hereunder, but no assignment, underletting, occupancy or collection shall be deemed a waiver of the provisions hereof, the acceptance of the assignee, undertenant or occupant as tenant, or a release of Subtenant from the further performance by Subtenant of the covenants hereunder to be performed on the part of Subtenant. Any attempted assignment or subletting or other arrangement, whether by Subtenant or any assignee or subtenant of Subtenant, without the prior written consent of the Sublandlord and Prime Lessor shall be void.

10. Primacy and Incorporation of Prime Lease.

(a) This Sublease is and shall be subject and subordinate to the Prime Lease and to all matters to which the Prime Lease is or shall be subject and subordinate, and to all amendments, modifications, renewals and extensions of or to the Prime Lease and Sublandlord purports hereby to convey, and Subtenant takes hereby, no greater rights than those accorded to or taken by Sublandlord as “Tenant” under the terms of the Prime Lease. Subtenant covenants and agrees that it will perform and observe all of the provisions contained in the Prime Lease to be performed and observed by the “Tenant” thereunder to the extent incorporated herein, but only as and to the extent applicable to the Subleased Premises, other than the payment of rent. Notwithstanding anything in this Sublease to the contrary, Subtenant shall have no obligation to (i) cure any default of Sublandlord under the Prime Lease unless caused by Subtenant’s default under this Sublease, (ii) perform any obligation of Sublandlord under the Prime Lease relating to Sublandlord’s Work or any other alterations or improvements made by or at the direction of Sublandlord or which arose prior to the Commencement Date, (iii) repair any damage to the Premises, including the Subleased Premises, caused by Sublandlord or Prime Lessor, (iv) remove any alterations or additions installed within the Subleased Premises by or at the direction of Sublandlord or Prime Lessor or prior to the Commencement Date, (v) indemnify Sublandlord or Prime Lessor with respect to any negligence or willful misconduct of Sublandlord or Prime Lessor or their respective agents, employees or contractors or (vi) discharge any liens on the Subleased Premises or the Building that arise out of any work performed, or claimed to be performed, by or at the direction of Sublandlord or Prime Lessor, except work to be undertaken at Subtenant’s expense. Except to the extent inconsistent with the context hereof, capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Prime Lease. Further, except as set forth below, the terms, covenants and conditions of the following specified provisions of the Prime Lease are incorporated herein by reference as if such terms, covenants and conditions were stated herein to be the terms, covenants and conditions of this Sublease, so that except to the extent that they are inconsistent with or modified by the provisions of this Sublease, for the purpose of incorporation by reference each and every referenced term, covenant and condition of the Prime Lease binding upon or inuring to the benefit of the “Landlord” thereunder shall, in respect of this Sublease and the Subleased Premises, be binding upon or inure to the benefit of Sublandlord, and each and every referenced term, covenant and condition of the Prime Lease binding upon or inuring to the benefit of the “Tenant” thereunder shall, in respect of this Sublease, be binding upon or inure to the benefit of Subtenant, with the same force and effect as if such terms, covenants and conditions were completely set forth in this Sublease: Sections: 5 (except for the last three paragraphs thereof), 7, 8, 10, 14, 15, 16, 17 (excluding the first paragraph), 20, 21, 23, 25, 26, 27 (except for the proviso starting on the 5th line thereof) 28, 29, 30, 31, 32, 33, 34, 36, 37, 38 and 41(excluding 41(k)). Notwithstanding anything in this Sublease to the contrary, for purposes of this Sublease, as to such incorporated terms, covenants and conditions:

(i)	references in the Prime Lease to the “Premises” shall be deemed to refer to the “Subleased Premises” hereunder;

(ii)

references in the Prime Lease to “Landlord” and to “Tenant” shall be deemed to refer to “Sublandlord” and “Subtenant” hereunder, respectively, except that where the terms “Landlord” is used in the context of ownership or management of the entire Building, such term shall be deemed to mean only “Prime Lessor”;

(iii)

references in the Prime Lease to “this Lease” shall be deemed to refer to “this Sublease” (except when such reference in the Prime Lease is, by its terms (unless modified by this Sublease), a reference to any other section of the Prime Lease, in which event such reference shall be deemed to refer to the particular section of the Prime Lease);

(iv)	references in the Prime Lease to the “Commencement Date” shall be deemed to refer to the “Commencement Date” hereunder;

(v)	references in the Prime Lease to the “Fixed Rent,” “additional rent” and “rent” shall be deemed to refer to the “Base Rent,” “additional rent” and “Rent”, respectively, as defined hereunder; and

(vi)	references in the Prime Lease to the “Lease Term” shall be deemed to refer to the “Term” of this Sublease.

The following provisions of the Prime Lease, Exhibits and Schedules annexed thereto are not incorporated herein by reference and shall not, except as to definitions set forth therein, have any applicability to this Sublease: Sections: 1, 2, 3, 4, the last three paragraphs of Section 5, Sections 6, 9, 12, the first paragraph of 17, 18, 19, 22, the proviso starting on the fifth line of Section 27, 32, 35, 39, 40 and 41(k); Exhibits A, B, C, D and F.

Where reference is made in the following Sections to “Landlord”, the same shall be deemed to refer only to Prime Lessor and not Sublandlord: Sections: 7(c), 10, 11, 13 and the third and fifth paragraphs of Section 17.

Where reference is made in the following Sections to “Landlord”, the same shall be deemed to refer to both Prime Lessor and Sublandlord: Sections: the second paragraph of Section 17, Sections 24, 26, 32, and 33.

(b) Notwithstanding such incorporation by reference, Subtenant acknowledges that pursuant to the Prime Lease, certain services, repairs, restorations, equipment and access to and for the Premises and insurance coverage of the Building are in fact to be provided by Prime Lessor and Sublandlord shall have no obligation to provide any such services, repairs, restorations, equipment, access or insurance coverage. Subtenant agrees to look solely to Prime Lessor for the furnishing of such services, repairs, restorations, equipment, access and insurance coverage. Sublandlord shall cooperate reasonably with Subtenant in attempting to obtain for Subtenant’s benefit the performance by Prime Lessor of its obligations under the Prime Lease, but Sublandlord shall in no event be obligated to commence litigation or other formal proceedings, nor shall Sublandlord be liable to Subtenant, nor shall the obligations of Subtenant hereunder be impaired or the performance thereof excused, because of any failure or delay on Prime Lessor’s part in furnishing such services, repairs, restorations, equipment, access or insurance coverage.

(c) Notwithstanding anything to the contrary contained in the Prime Lease, the time limits (the “Notice Periods”) contained in the Prime Lease for the giving of notices, making of demands or performing of any act, condition or covenant on the part of the “Tenant” (including any grace periods set forth in Section 19 of the Prime Lease), thereunder, or for the exercise by “Tenant” thereunder of any right, remedy or option, are changed for the purposes of incorporation herein by reference by shortening the same in each instance by five (5) days (or by three (3) days if the notice period is ten (10) days or less), so that in each instance Subtenant shall have five (5) (or three (3), as applicable) fewer days to observe or perform hereunder than Sublandlord has as “Tenant” under the Prime Lease; provided, however, that if the Prime Lease allows a Notice Period of five (5) days or less, then Subtenant shall nevertheless be allowed the number of days equal to one-half of the number of days in each Notice Period to give any such notices, make any such demands, perform any such acts, conditions or covenants or exercise any such rights, remedies or options; provided, further, that if one-half of the number of days in the Notice Period is not a whole number, Subtenant shall be allowed the number of days equal to one-half of the number of days in the Notice Period rounded up to the next whole number.

(d) Notwithstanding anything to the contrary contained in this Sublease (including, without limitation, the provisions of the Prime Lease incorporated herein by reference), Sublandlord makes no representations or warranties whatsoever with respect to the Subleased Premises, this Sublease, the Prime Lease or any other matter, either express or implied, except as expressly set forth herein, except further that Sublandlord represents and warrants, as of the date of execution hereof, (i) that it is the holder of the interest of the “Tenant” under the Prime Lease and said interest is not the subject of any lien, assignment, conflicting sublease, or other hypothecation or pledge, (ii) that the Prime Lease is in full force and effect, unmodified and constitutes the entire agreement between Prime Lessor and Sublandlord in respect of the Subleased Premises, (iii) that no notices of default have been served on Sublandlord under the Prime Lease which have not been cured and (iv) to the best of Sublandlord’s knowledge, neither Sublandlord nor Prime Lessor is in default under the Prime Lease.

11. Certain Services and Rights. Except to the extent otherwise expressly provided in Paragraph 10(b) of this Sublease, the only services or rights to which the Subtenant is entitled hereunder, including without limitation rights relating to the repair, maintenance and restoration of the Subleased Premises, are those services and rights to which Sublandlord is entitled under the Prime Lease. Subtenant acknowledges and agrees that Sublandlord shall have no obligation to furnish any services whatsoever to Subtenant, any such obligation being that of Prime Lessor under the Prime Lease, and that, as set forth in Paragraph 10(b) of this Sublease, the sole obligation of Sublandlord hereunder with respect to such services is to cooperate reasonably with Subtenant to obtain Prime Lessor’s performance. Notwithstanding anything in this Sublease to the contrary, all cleaning and janitorial services to the Subleased Premises shall be provided by Subtenant at its sole cost and expense.

12. Compliance with Prime Lease.

(i)

Subtenant shall neither do nor permit anything to be done that could, after notice and failure to timely cure, if applicable, cause the Prime Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in Prime Lessor under the Prime Lease as a result of a “Tenant” default under the Prime Lease, and Subtenant shall defend, indemnify and hold Sublandlord harmless from and against any and all liabilities, claims, suits, demands, judgments, costs, losses, interest and expenses (including, without being limited to, reasonable attorneys’ fees and expenses) of any kind whatsoever by reason of any breach or default on the part of Subtenant by reason of which the Prime Lease is or could be so terminated or forfeited. Subtenant covenants and agrees that Subtenant will not do anything that would constitute a default under the provisions of the Prime Lease or omit to do anything that Subtenant is obligated to do under the terms of this Sublease that would constitute a default under the Prime Lease.

(ii)

Sublandlord covenants and agrees that Sublandlord: (i) shall cause all rent to be paid under the Prime Lease as and when due and payable under the Prime Lease; (ii) shall observe and perform the other terms, provisions, covenants and conditions of the Prime Lease to be observed and performed by Sublandlord, except and to the extent that such terms, provisions, covenants and conditions are assumed by Subtenant hereunder; (iii) shall not amend the Prime Lease in a manner adverse to Subtenant in any material respect; (iv) shall not knowingly take any action or knowingly fail to perform any act that results in a breach or default under the Prime Lease to the extent any such failure to perform such act adversely affects the rights of Subtenant under this Sublease, including, without limitation, the right of Subtenant to receive all services, utilities, repairs and restorations to be provided by Landlord to Sublandlord under the Prime Lease with respect to the Subleased Premises or the ability of Subtenant to seek or obtain the approval or consent of Landlord or the right of Subtenant to use and occupy the Subleased Premises for the purposes set forth in this Sublease. Sublandlord shall not be deemed to have made any representation made by Landlord in any of the incorporated provisions. Should the Prime Lease expire or terminate during the Term for any reason, this Sublease shall terminate on the date of such expiration or termination of the Prime Lease, with the same force and effect as if such expiration or termination date had been specified in this Sublease as the Termination Date and Sublandlord shall have no liability to Subtenant in the event of any such expiration or termination except to the extent such termination is solely and directly caused by an Event of Default by Sublandlord under the Prime Lease not caused by a default by Subtenant hereunder.

13. Default. If Subtenant shall default in any of its obligations hereunder beyond applicable cure periods, Sublandlord shall have available to it all of the rights and remedies available to Prime Lessor under the Prime Lease, including without limitation Sections 20 and 21 thereof as incorporated herein by reference, as though Sublandlord were the “Landlord” thereunder and Subtenant the “Tenant” thereunder. If Subtenant shall default in any of its obligations hereunder beyond applicable cure periods, Subtenant further agrees to reimburse the Rent Waiver Amount to Sublandlord, and to reimburse Sublandlord for all costs and expenses, including reasonable attorneys’ fees, incurred by Sublandlord in asserting or enforcing its rights hereunder against Subtenant or any assignee, sub-subtenant or other person claiming under Subtenant.

14. Brokerage. Subtenant and Sublandlord represent that they have not dealt with any broker in connection with this Sublease other than CB Richard Ellis (the “Broker”). Each party agrees to indemnify and hold harmless the other from and against any and all liabilities, claims, suits, demands, judgments, costs, losses, interest and expenses (including, without being limited to, reasonable attorneys’ fees and expenses) which the indemnified party may be subject to or suffer by reason of any claim made by any person, firm or corporation other than the Broker for any commission, expense or other compensation as a result of the execution and delivery of this Sublease, which is based on alleged conversations or negotiations by said person, firm or corporation with the indemnifying party. Sublandlord shall pay the Broker(s) the brokerage commission due the Broker in connection with this Sublease under separate agreement between Sublandlord and Broker.

15. Security Deposit. (a) To secure the full and prompt payment by Subtenant of all amounts due under this Sublease and the performance of all obligations of Subtenant hereunder, Subtenant shall, simultaneously with the execution and delivery of this Sublease, provide Sublandlord with an irrevocable standby letter of credit (the “Letter of Credit”) in the amount of Four Hundred Twelve Thousand Six Hundred Fifty-Four Dollars ($412,654.00) (the “Stated Amount) substantially in the form attached hereto as Exhibit B issued by a bank or other financial institution selected by Subtenant (and reasonably approved by Sublandlord) with a window for the presentation of letters of credit in Boston, Massachusetts, and otherwise reasonably acceptable to Sublandlord, in which the issuer unconditionally agrees to pay upon sight draft within three (3) business days the amount(s) from time to time drawn by Sublandlord. Any issuer of a Letter of Credit hereunder shall, at a minimum, have long-term debt rated at least “A,” or the equivalent, by Standard & Poor’s Rating Group or “A,” or the equivalent, by Moody’s Investors Services Inc. and have capital and surplus in excess of Five Hundred Million Dollars ($500,000,000). The following provisions and requirements shall apply to the Letter of Credit:

(i) The initial expiration date of the Letter of Credit shall be the first anniversary of the Commencement Date and such expiration date shall be automatically extended for additional periods of one (1) year each from such initial or each subsequent expiration date (except that the final expiration date shall be a date not less than sixty (60) days after the expiration of the Term), unless, at least sixty (60) days prior to any such expiration date of the Letter of Credit, the issuer notifies Sublandlord in writing, by registered mail, courier service or hand delivery, that it elects not to extend the expiration date. In such event, Subtenant shall, no later than thirty (30) days prior to the expiration date of the then current Letter of Credit, provide to Sublandlord a replacement Letter of Credit from another bank or financial institution reasonably acceptable to Sublandlord meeting or exceeding the same minimum credit requirements as set forth in Paragraph 15(a), substantially in the form of the Letter of Credit initially issued. In addition, if the credit rating of an issuer of a Letter of Credit furnished hereunder, as determined by any commercially recognized rating agency, falls below the level of credit rating required under Paragraph 15(a), then, upon notice to Subtenant, Sublandlord may require Subtenant to provide a substitute Letter of Credit from a new issuer having a credit rating equivalent to that of the issuer at the time the then current Letter of Credit was furnished. If Sublandlord shall present, draw upon and apply or retain all or any portion of the proceeds of the Letter of Credit, Subtenant shall upon notice from Sublandlord cause a substitute Letter of Credit in the form and Stated Amount and with an issuer all as required above to be furnished to Sublandlord so that at all times during the Term of this Sublease, Sublandlord shall be entitled to draw upon the full Stated Amount of the Letter of Credit notwithstanding any prior presentation and draw thereon. Upon issuance of a substitute Letter of Credit, the current Letter of Credit shall be cancelled and surrendered. Failure to provide Sublandlord with a replacement Letter of Credit by the expiration of the then expiring Letter of Credit or a substitute Letter of Credit within thirty (30) days of Sublandlord’s notice, as the case may be, shall be deemed a default by Subtenant without any further grace period applicable thereto, on account of which Sublandlord shall have the immediate right to draw the entire Stated Amount due.

(ii) From and after the occurrence of any default of Subtenant hereunder (beyond the expiration of any applicable notice or cure period), or upon the events described in Paragraphs 15(a)(i) or (iii) , Sublandlord may draw in full, or in part, upon the Letter of Credit and apply all or any portion of the proceeds of the draw to remedy said default and to reimburse itself for any loss, cost, damage or expense incurred thereby, including, without limitation, thereafter accruing on account of a termination. Subtenant shall thereafter immediately provide a supplementary letter of credit to Sublandlord in the amount of such draw, so that at all times Sublandlord shall hold a rent security deposit in the Stated Amount.

(iii) In the event a petition is filed by the Subtenant seeking an adjudication of itself as bankrupt or insolvent under any bankruptcy law or similar law or if any petition shall be filed or action taken to declare Subtenant a bankrupt or to delay, reduce or modify Subtenant’s debts or obligations or to reorganize or modify Subtenant’s capital structure or indebtedness or to appoint a trustee, receiver or liquidator of Subtenant or if an involuntary petition in bankruptcy is filed against Subtenant, Sublandlord may draw against the Letter of Credit for any amount up to the Stated Amount paid by Subtenant to Sublandlord within the applicable preference period on account of its obligations under this Sublease. The amount so drawn shall be held by Sublandlord in a segregated account until expiration of the preference period. If a preference claim is brought against Sublandlord requiring Sublandlord to repay to the debtor’s estate the amount of any payments made by Subtenant to Sublandlord as a preference, Sublandlord may reimburse itself out of the funds drawn under the Letter of Credit and so held the amount of the preference payments that Sublandlord is required to pay back to the debtor’s estate, together with reasonable attorneys’ fees and disbursements incurred by Sublandlord in connection with any claim by the debtor’s estate for such payment. Any amounts drawn down in accordance with this subparagraph that are unexpended after expiration of the preference period shall be paid over to Subtenant, or its estate, as applicable.

(iv) The Letter of Credit shall be fully transferable to any successor or assign of Sublandlord.

(v) If a draw is made against the Letter of Credit of the entire Stated Amount due to the failure of the issuer to renew or the failure or inability of Subtenant to obtain a replacement or substitute Letter of Credit within the applicable period provided in Paragraph 15(a)(i), or either such condition, and unless this Sublease is terminated by Sublandlord, the funds shall be held by Sublandlord as a security deposit for the performance of Subtenant’s obligations under the Sublease in accordance with the provisions of Paragraph 15(a)(vi) and shall be promptly paid to Subtenant by Sublandlord upon Sublandlord’s receipt of a replacement or substitute Letter of Credit.

(b) In the event the proceeds of the Letter of Credit are drawn under circumstances described in Paragraph 15(a)(v) and if the Sublease is not terminated, the proceeds so drawn shall be held as a security deposit (“Proceeds Security Deposit”) to secure the faithful performance by Subtenant of all the covenants, conditions and agreements in this Sublease set forth and contained on the part of Subtenant to be fulfilled, kept, observed and performed including, but not by way of limitation, such covenants and agreements in this Sublease which become applicable upon the termination of the same by re-entry or otherwise, in accordance with the following: (a) the Proceeds Security Deposit or any portion thereof not previously applied, or from time to time, such one or more portions thereof, may be applied to the curing of any default that may then exist, without prejudice to any other remedy or remedies which Sublandlord may have on account thereof; (b) should the Prime Lease be assigned by Sublandlord, the Proceeds Security Deposit or any portion thereof not previously applied shall be turned over to Sublandlord’s assignee or refunded to Subtenant within sixty (60) days thereafter, and if the same be turned over as aforesaid, Subtenant hereby releases Sublandlord from any and all liability with respect to the Proceeds Security Deposit, its application or return; (c) if permitted by law, Sublandlord or its successor shall not be obligated to hold the Proceeds Security Deposit as a separate fund, but on the contrary may commingle the same with its other funds; (e) if Subtenant shall not then be in default under this Sublease, the sum deposited or the portion thereof not previously applied, shall be returned to Subtenant, without interest, no later than sixty (60) days after the expiration of the Term of this Sublease (or, if later, the date upon which any such default shall have been cured), provided Subtenant has vacated the Premises and surrendered possession thereof to Sublandlord at the expiration of the Term or any extension or renewal thereof as provided herein; (f) in the event that Sublandlord terminates this Sublease or Subtenant’s right to possession by reason of a default by Subtenant, Sublandlord may apply the Proceeds Security Deposit against damages suffered to the date of such termination or may retain the Proceeds Security Deposit to apply against such damages as may be suffered or shall accrue thereafter by reason of Subtenant’s default, or both of them; (g) in the event any bankruptcy, insolvency, reorganization or other creditor-debtor proceedings shall be instituted by or against Subtenant, or its successors or assigns, the Proceeds Security Deposit shall be deemed to be applied first to the payment of any Annual Fixed Rent or Additional Rent, or both, due Sublandlord for all periods prior to the institution of such proceedings, and the balance, if any, of the Proceeds Security Deposit may be applied by Sublandlord on account of Sublandlord’s damages. No portion of the Proceeds Security Deposit, while held by Sublandlord, shall be deemed a “last month’s rent” or other payment on account of Subtenant’s monetary obligations, unless Sublandlord so specifies. The use and application of the Proceeds Security Deposit shall be solely at the discretion of Sublandlord. The provisions of this Paragraph shall inure to the benefit of and be binding upon any subsequent transferee of Sublandlord.

16. Notices. All notices, consents, approvals, demands, bills, statements and requests which are required or permitted to be given by either party to the other hereunder shall be in writing and shall be governed by Section 41(a) of the Prime Lease as incorporated herein by reference, except that the mailing addresses for Sublandlord and Subtenant shall initially be those first set forth above, and after the Commencement Date, to Subtenant at the Premises. Communications and payments to the Prime Lessor shall be given in accordance with, and subject to, Section 41(a) of the Prime Lease.

17. Interpretation. Each covenant, agreement, obligation or other provision of this Sublease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, which covenant, agreement, obligation or other provision shall be construed and interpreted in the context of the Sublease as a whole. The word “person” as used in this Sublease shall mean a natural person or persons, a partnership, a corporation or any other form of business or legal association or entity.

18. Fire or Casualty; Eminent Domain. In the event the Subleased Premises (or access thereto or systems serving the same) are subjected to a fire or other casualty or to a taking by eminent domain that interferes with the use and enjoyment by Subtenant of a material portion of the Subleased Premises, Subtenant shall, to the extent Sublandlord is entitled to an abatement of rent pursuant to the Prime Lease, be entitled to an equitable adjustment of Rent until tenantable occupancy is restored. If the estimated time for repairs will exceed, or such interference has not been remedied and tenantable occupancy restored after, one hundred eighty (180) days from the date such interference was first experienced, Sublandlord or Subtenant may, by notice to the other, terminate this Sublease. In the event of any taking of the Subleased Premises, Subtenant assigns to Prime Lessor any right Subtenant may have to any damages or award. Subtenant shall not make claims against Sublandlord, Prime Lessor or the condemning authority for damages.

19. Right to Cure Subtenant’s Defaults. If Subtenant shall at any time fail to make any payment or perform any other obligation of Subtenant hereunder and fails to cure such default following notice and prior to expiration of the applicable cure period hereunder, then Sublandlord shall have the right, but not the obligation, after notice to Subtenant, or without notice to Subtenant in the case of any emergency, and without waiving or releasing Subtenant from any obligations of Subtenant hereunder, to make such payment or perform such other obligation of Subtenant in such manner and to such extent as Sublandlord shall deem necessary, and in exercising any such right, to pay any incidental costs and expenses, employ attorneys, and incur and pay reasonable attorneys’ fees. Subtenant shall pay to Sublandlord upon demand as additional rent all sums so paid by Sublandlord and all incidental costs and expenses of Sublandlord in connection therewith, together with interest thereon at an annual rate equal to the rate two percent (2%) above the base rate or prime rate then published as such in the Wall Street Journal, or, if less, the maximum rate permitted by law. Such interest shall be payable with respect to the period commencing on the date such expenditures are made by Sublandlord and ending on the date such amounts are repaid by Subtenant. The provisions of this Paragraph shall survive the Expiration Date or the sooner termination of this Sublease.

20. Termination of Prime Lease. If for any reason the term of the Prime Lease shall terminate prior to the Expiration Date, this Sublease shall thereupon automatically terminate and Sublandlord shall not be liable to Subtenant by reason thereof; provided, however, that Sublandlord agrees that so long as Subtenant is not in default hereunder beyond delivery of written notice and expiration of the applicable cure period hereunder, Sublandlord shall not voluntarily surrender the Prime Lease, except in accordance with rights expressly reserved to Sublandlord as “Tenant” under the Prime Lease, including, without limitation, such rights as are available under Sections 18 and 19 of the Prime Lease in the event of a taking or casualty. Notwithstanding anything in this Sublease to the contrary, if the Prime Lease gives Sublandlord any right to terminate the Prime Lease in the event of the partial or total damage, destruction, or condemnation of the Subleased Premises or the Building, the exercise of such right by Sublandlord shall not constitute a default or breach hereunder. Nothing herein shall prevent an assignment of the Prime Lease or the subleasing by Sublandlord of additional space covered by the Prime Lease (excluding the Subleased Premises) to any third parties and in no event shall Sublandlord have any liability to Subtenant for any defaults or termination of the Prime Lease by such other subtenants or defaults under such other subleases.

Upon the expiration or termination of this Sublease, whether by forfeiture, lapse of time or otherwise, or upon the termination of Subtenant’s right of possession, Subtenant shall (i) remove (and restore any damage resulting from such removal) (a) any and all of Subtenant’s movable personal property and signage and (b) such alterations, installations, additions and improvements, if any (expressly excluding Sublandlord’s Work) made by or on behalf of Subtenant that Sublandlord requires to be removed and restore the Subleased Premises to its condition prior to such alterations, installations, additions and improvements, and (ii) at once surrender and deliver the Subleased Premises in the condition and repair required by, and in accordance with the provisions of, this Sublease. If Subtenant shall fail to remove any of Subtenant’s personal property from the Subleased Premises, such property shall be deemed abandoned (and

Subtenant will be deemed to have relinquished all right, title and interest in such property), and Sublandlord is authorized, without liability to Subtenant for loss or damage thereto, at the sole risk of Subtenant, to (a) remove and store such property at Subtenant’s risk and expense; (b) retain such property, in which case all right, title and interest therein shall accrue to Sublandlord; (c) sell such property and retain the proceeds from such sale; or (d) otherwise dispose or destroy such property.

21. No Privity of Estate. Nothing contained in this Sublease shall be construed to create privity of estate or of contract between Subtenant and Prime Lessor and Prime Lessor is not obligated to recognize or to provide for the non-disturbance of the rights of Subtenant hereunder.

22. No Waiver. The failure of Sublandlord to insist in any one or more cases upon the strict performance or observance of any obligation of Subtenant hereunder or to exercise any right or option contained herein shall not be construed as a waiver or relinquishment for the future of any such obligation of Subtenant or any right or option of Sublandlord. Sublandlord’s receipt and acceptance of Rent or electricity charge, or Sublandlord’s acceptance of performance of any other obligation by Subtenant, with knowledge of Subtenant’s breach of any provision of this Sublease, shall not be deemed a waiver of such breach. No waiver by Sublandlord of any term, covenant or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by Sublandlord.

23. Complete Agreement. This Sublease constitutes the entire agreement between the parties and there are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of this Sublease which are not fully expressed in this Sublease. This Sublease cannot be changed or terminated orally or in any manner other than by a written agreement executed by both parties. This Sublease may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument. Signatures transmitted electronically (by pdf) shall be binding as originals.

24. Successors and Assigns. The provisions of this Sublease, except as herein otherwise specifically provided, shall extend to bind and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and permitted assigns.

25. Waiver of Jury Trial and Right to Counterclaim. The parties hereto hereby waive any rights which they may have to trial by jury in any summary action or other action, proceeding or counterclaim arising out of or in any way connected with this Sublease, the relationship of Sublandlord and Subtenant, the Subleased Premises and the use and occupancy thereof, and any claim for injury or damages. Subtenant also hereby waives all right to assert or interpose a counterclaim (other than mandatory or compulsory counterclaims) in any summary proceeding or other action or proceeding to recover or obtain possession of the Subleased Premises.

26. Consent of Prime Lessor. Notwithstanding anything contained herein, the effectiveness of this Sublease is subject to and conditioned upon the written approval hereof and consent hereto by Prime Lessor in form reasonably acceptable to Sublandlord and Subtenant (the “Consent”). This Sublease shall not become effective unless and until the Consent is fully executed and delivered by Prime Lessor, Sublandlord and Subtenant (the “Consent Contingency”). Each of Sublandlord and Subtenant agrees to execute and deliver the Consent in the form provided by Prime Lessor and reasonably approved by Sublandlord and Subtenant.

27. Limitation of Liability. No director, officer, shareholder, employee, adviser or agent of either Sublandlord or Subtenant shall be personally liable in any manner or to any extent under or in connection with this Sublease. In no event shall either Sublandlord, Subtenant or any of their respective directors, officers, shareholders, employees, advisers or agents be responsible for (i) any incidental, indirect or consequential/special or punitive damages (except that Subtenant shall be liable for such damages under Paragraph 28 of this Sublease), (ii) any damages in the nature of interruption or loss of business (except that Subtenant shall be liable for such damages under Paragraph 28 of this Sublease) or (iii) claims for constructive eviction, nor shall Sublandlord be liable for loss of or damage to personal property of Subtenant, its agents, contractors, employees or invitees.

28. Holdover. If Subtenant shall fail to surrender and deliver the Subleased Premises as and when required hereunder, Subtenant shall become a tenant at sufferance only, subject to all of the terms, covenants and conditions herein specified, except the rate of Base Rent shall increase to (i) 150% of the rate of Base Rent then in effect for the first thirty (30) days of such holdover and (ii) thereafter Sublessee shall pay 200% of the rate of Base Rent then in effect for the remainder of such holdover. In addition, Subtenant agrees to protect, defend (with counsel reasonably approved by Sublandlord), indemnify and hold harmless Sublandlord and its officers, directors, agents and employees from and against any and all liability, claims, suits, demands, judgments, costs, losses, interest and expenses (including, without being limited to, reasonable attorneys’ fees and expenses) that Sublandlord may suffer, under Section 8 of the Prime Lease or otherwise, by reason of any holdover by Subtenant hereunder. If a holdover by Subtenant exceeds sixty (60) days, damages payable by Subtenant under this Section 28 shall not be limited to direct damages, but shall include incidental, indirect, consequential/special or punitive damages and damages in the nature of interruption or loss of business. The terms and provisions of this Paragraph 28 shall survive the expiration or earlier termination of this Sublease.

29. Attorney’s Fees. If either Sublandlord or Subtenant shall bring any action or legal proceeding for an alleged breach of any provision of this Sublease, to recover Rent, to terminate this Sublease or otherwise to enforce, protect or establish any term or covenant of this Sublease, the prevailing party shall be entitled to recover as a part of such action or proceeding, or in a separate action brought for that purpose, reasonable attorneys’ fees, court costs, and expert fees as may be fixed by the court.

30. Appurtenant Rights. Subtenant shall have (as appurtenant to the Subleased Premises) rights to use in common with Sublandlord and others entitled thereto Sublandlord’s rights in driveways, walkways, hallways, stairways and passenger elevators convenient for access to the Subleased Premises.

31. Surrender. Subtenant expressly acknowledges and agrees that it is required to comply with all of the provisions of Section 28 of the Prime Lease (as incorporated herein by reference) regarding surrender of the Subleased Premises, including, without limitation, hiring of a certified industrial hygienist to timely submit and perform a Decommissioning and HazMat Closure Plan with respect to the Subleased Premises as described in said Section 28 of the Prime Lease.

32. Extension Option. Subtenant shall have the right (the “Extension Right”) to extend the Term of this Sublease for a single additional period of three (3) months (the “Sublease Extension Term”) on the same terms and conditions as this Sublease (other than Base Rent) by giving Sublandlord written notice of its election to exercise the Extension Right at least eight (8) months prior to the Expiration Date of the initial Term, which notice, once given, shall be irrevocable. If Subtenant timely elects to exercise such right to the Sublease Extension Term, the Sublease Extension Term shall commence on the day immediately following the initial Expiration Date. During the Sublease Extension Term, Base Rent for each portion of the Subleased Premises shall be payable at a rate equal to 103% of the rate in effect with respect to such portion of the Subleased Premised on the initial Expiration Date. The Extension Right is personal to Subtenant and shall not be assignable without Sublandlord’s and Prime Lessor’s consent in their respective sole discretion, except that it may (subject to obtaining the consent of Prime Lessor to the extent required under Section 22 of the Prime Lease) be assigned in connection with a Corporate Permitted Assignment of this Sublease. Notwithstanding the foregoing, Subtenant may not exercise the Extension Right (i) during any period of time that Subtenant is in default under any provision of this Sublease, (ii) if Subtenant has been in default under any provision of this Sublease two (2) or more times, whether or not the defaults are cured, during the last year of the initial Term of this Sublease, or (iii) if Subtenant is not in occupancy of at least eighty percent (80%) of the entire Subleased Premises both at the time of the exercise of the Extension Right and at the time of the commencement date of the Sublease Extension Term. The Extension Right shall terminate and be of no further force or effect even after Subtenant’s due and timely exercise of the Extension Right, if after such exercise, but prior to the commencement date of the Sublease Extension Term, (i) Subtenant fails to timely cure any default by Subtenant under this Sublease, or (ii) Subtenant has defaulted two (2) or more times during the period from the date of the exercise of the Extension Right to the date of the commencement of the Sublease Extension Term, whether or not such defaults are cured.

33. Signage. Supplementing the provisions of Section 38 of the Prime Lease as incorporated herein by reference, Subtenant shall, subject to the provisions of the Prime Lease and to Sublandlord’s prior written consent (which shall be granted provided that Prime Lessor similarly consents) and at Subtenant’s sole cost and expense, have the right to Building standard signage at the entrance to the Subleased Premises and Subtenant’s pro-rata share of listings on any tenant directories maintained by Landlord at the Building.

34. Survival. Paragraphs 3 (Base Rent), 4 (Electricity), 8 (Indemnification), 14 (Brokerage), 25 (Waiver of Jury Trial and Right to Counterclaim), 27 (Limitation on Liability) and 31 (Surrender) of this Sublease shall survive the expiration or earlier termination of this Sublease.

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IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as a sealed instrument as of the date first written above.

SUBLANDLORD

FOGHORN THERAPEUTICS INC.

By:	/s/ Adrian Gottschalk
Name: Adrian Gottschalk
Title: President & CEO

SUBTENANT

VERVE THERAPEUTICS, INC.

By:	/s/ Andrew D. Ashe
Name: Andrew D. Ashe
Title: President & COO

EXHIBITS A-1 THOUGH A-4

SUBLEASED PREMISES

EXHIBIT B

FORM OF LETTER OF CREDIT

[NAME AND OFFICE OF ISSUING BANK]

IRREVOCABLE AND TRANSFERABLE

LETTER OF CREDIT

LETTER OF CREDIT NO. ______________

Date: ________, 2020

AMOUNT: $412,654.00

[BENEFICIARY]

Re:	Sublease dated , 2020, between FOGHORN THERAPEUTICS INC. and VERVE THERAPEUTICS, INC/ (“Subtenant”).

Gentlemen:

We hereby open our Irrevocable and Transferable Letter of Credit No. ________ in your favor for the account of _____________ in an aggregate amount of up to $412,654.00. We hereby irrevocably authorize you to draw on us in accordance with the terms and conditions hereinafter set forth by one (1) or more demands for payment in an aggregate amount not exceeding the foregoing amount. Partial drawings under this Letter of Credit are permitted.

Any demand for payment and all other communications relating to this Letter of Credit shall be in writing and addressed and presented by hand or by reputable overnight courier or by certified mail or registered mail, return receipt requested to our Letter of Credit Section at our office at ____________________, Boston, Massachusetts, and shall make specific reference to this Letter of Credit by number. Demand for payment under this Letter of Credit may be made prior to its expiration at any time during business hours at the foregoing office on a day (a “Business Day”) on which we are open for the purpose of conducting commercial banking business. Payments under this Letter of Credit shall be made within three (3) business days after the date of presentment to us.

This Letter of Credit shall expire at 5:00 P.M., Eastern Standard Time, on ___________________________ or, if such day is not a Business Day, then on the next day following which is a Business Day. This Letter of Credit shall be considered automatically extended without amendment for periods of one year from the present or any future expiration date unless we notify you in writing at your address set forth above (or in any transfer instruction, if applicable) presented by hand or by reputable overnight courier or by certified mail or registered mail, return receipt requested, not less than sixty (60) days prior to any such expiration date that we elect not to consider this Letter of Credit renewed for any such additional period. The final expiry date of this Letter of Credit shall be [60 days after sublease expiration date including any renewal term].

This Letter of Credit may be transferred one or more times in its entirety without our consent and without cost to you upon presentation to us of (i) a written transfer instruction signed by you and naming the transferee and (ii) the original of this letter of credit. Upon such presentation, we shall issue a replacement letter of credit in favor of the transferee in the form of this letter of credit. No other documents or presentations will be required by us in connection with any such transfer. Any and all transfer fees shall be charged to the account of Subtenant.

This Letter of Credit sets forth in full our undertaking and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein; and any such reference shall be limited to the matter referred to and shall not be deemed to incorporate herein by reference any such document, instrument or agreement. This Letter of Credit may not be amended without your written consent.

This letter of credit is issued subject to, and shall be governed by, the International Standby Practices 1998, International Chamber of Commerce Publication No. 590.

Very truly yours,

[Name of Issuing Bank]

By:
NAME:
TITLE:

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is entered into as of July 17, 2020 (the “Effective Date”), by and between FOGHORN THERAPEUTICS INC., a Delaware corporation having an address at 100 Binney Street, Suite 610, Cambridge, Massachusetts 02142 (“Sublandlord”) and VERVE THERAPEUTICS INC., a Delaware corporation having an address at 215 First Street, Suite 440, Cambridge, MA 02142 (“Subtenant”).

RECITALS

A. WHEREAS, Sublandlord and Subtenant entered into that certain Sublease dated as of April 13, 2020 (the “Existing Sublease”), whereby Subtenant leases certain premises from Sublandlord (the “Existing Premises”) in the building at 500 Technology Square, Cambridge, Massachusetts (the “Building”);

B. WHEREAS, the Existing Sublease was consented to by ARE-TECH SQUARE LLC (“Prime Lessor”) pursuant to Consent to Sublease dated as of April 20, 2020 and executed among Sublandlord, Subtenant and Prime Lessor (the “Original Consent”);

C. WHEREAS, Sublandlord desires to sublease to Subtenant and Subtenant desires to sublease from Sublandlord, additional premises comprising approximately 2,980 square feet of Rentable Area (the “Additional Premises”) on the ninth (9th) floor of the Building, as depicted on Exhibit A attached hereto;

D. WHEREAS, Sublandlord and Subtenant desire to modify and amend the Existing Sublease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Sublandlord and Subtenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Sublease unless otherwise defined herein. The Existing Sublease, as amended by this Amendment, is referred to collectively herein as the “Sublease.” From and after the date hereof, the term “Sublease,” as used in the Existing Sublease, shall mean the Existing Sublease, as amended by this Amendment.

2. Sublease of Additional Premises. Subject to satisfaction of the Amendment Consent Contingency, defined below, effective on the Additional Premises Commencement Date (as hereinafter defined), Sublandlord hereby leases to Subtenant, and Subtenant hereby leases from Sublandlord, the Additional Premises. Subtenant’s leasing of the Additional Premises shall be upon all of the same terms and conditions of Sublease applicable to the Existing Premises, except to the extent inconsistent with the provisions of this Amendment. From and after the Additional Premises Commencement Date, the term “Premises,” as used in the Sublease, shall be deemed to include the Additional Premises.

3. Additional Premises Term. The Term of the Sublease for the Additional Premises (the “Additional Premises Term”) shall commence on July 29, 2020 (the “Additional Premises Commencement Date”) and end on the date that is one month from the Additional Premises Rent Commencement Date, subject to a week-to-week extension as mutually agreed upon by the parties. The Additional Premises Term, together with the Term with respect to the Existing Premises, shall be referred to collectively as the “Term.” Prior to entering upon the Additional Premises, Subtenant shall furnish to Sublandlord evidence satisfactory to Sublandlord that insurance coverages required of Subtenant under the provisions of the Existing Sublease.

4. Additional Premises Rent.

(a) Subtenant shall pay to Sublandlord as Base Rent for the Additional Premises, commencing on the Additional Premises Rent Commencement Date, the sums set forth in Section 4(b) of this Amendment with respect to the Additional Premises. Notwithstanding anything herein to the contrary, the waiver contained in Section 3(E) of the Sublease shall not apply to Subtenant’s obligation to pay Base Rent for the Additional Premises.

(b) Initial monthly and weekly installments of Base Rent for the Additional Premises shall be as follows

Dates	Square Feet of Rentable Area	Rent per Square Foot of Rentable Area	Monthly Rent	Weekly Rent	Annualized Rent
Additional Premises Rent Commencement Date –Rent Commencement Date	2,980	$98.00	$24,336.67	$5,616.15	$292,040.00

Payment for rent after the first month shall be made weekly and extend thereafter upon mutual agreement of the parties on a week-to-week basis. To the extent Subtenant’s occupancy is for less than a week after a weekly payment has been made, Subtenant shall not be entitled to any refund of the Base Rent paid for such week.

5. Condition of Additional Premises. Subtenant acknowledges that (a) it is fully familiar with the condition of the Additional Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the first day of the Additional Premises Term, and (b) Sublandlord shall have no obligation to alter, repair or otherwise prepare the Additional Premises for Subtenant’s occupancy for the Additional Premises Term or to pay for any improvements to the Additional Premises.

6. Consent of Prime Lessor. Notwithstanding anything contained herein, the effectiveness of this Amendment is subject to and conditioned upon the written approval hereof and consent hereto by Prime Lessor in form reasonably acceptable to Sublandlord and Subtenant. This Amendment shall not become effective unless and until the Original Consent is amended in writing as among Prime Lessor, Sublandlord and Subtenant to evidence Prime Lessor’s consent to this Amendment (the “Amendment Consent Contingency”). Each of Sublandlord and Subtenant agrees to execute and deliver an amendment to the Original Consent in the form provided by Prime Lessor and reasonably approved by Sublandlord and Subtenant.

7. Effect of Amendment. Except as modified by this Amendment, the Existing Sublease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed as to both the Premises and the Additional Premises. In the event of any conflict between the terms contained in this Amendment and the Existing Sublease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

8. Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

9. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Sublandlord and Subtenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Subtenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Sublandlord and Subtenant.

10. Authority. Subtenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

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11. Brokerage. Subtenant and Sublandlord represent that they have not dealt with any broker in connection with this Amendment. Each party agrees to indemnify and hold harmless the other from and against any and all liabilities, claims, suits, demands, judgments, costs, losses, interest and expenses (including, without being limited to, reasonable attorneys’ fees and expenses) which the indemnified party may be subject to or suffer by reason of any claim made by any person, firm or corporation for any commission, expense or other compensation as a result of the execution and delivery of this Sublease, which is based on alleged conversations or negotiations by said person, firm or corporation with the indemnifying party.

12. Surrender. Subtenant expressly acknowledges and agrees that it is required to comply with all of the provisions of Section 28 of the Prime Lease (as incorporated in the Existing Sublease and this Amendment by reference) regarding surrender of the Additional Premises, including, without limitation, hiring of a certified industrial hygienist to timely submit and perform a Decommissioning and HazMat Closure Plan with respect to the Additional Premises as described in said Section 28 of the Prime Lease.

13. Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Amendment as a sealed Massachusetts instrument as of the date and year first above written.

SUBLANDLORD:

FOGHORN THERAPEUTICS, INC., a Delaware limited liability company

By:	/s/ Fanny Cavalié
Name:	Fanny Cavalié
Title:	VP, Head of Business and Operations

SUBTENANT:

VERVE THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Andrew D. Ashe
Name:	Andrew D. Ashe
Title:	President & COO

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EXHIBIT A

Additional Premises Plan

SECOND AMENDMENT TO SUBLEASE

THIS SECOND AMENDMENT TO SUBLEASE (this “Second Amendment”) is entered into as of January 20, 2021 (the “Effective Date”), by and between FOGHORN THERAPEUTICS INC., a Delaware corporation having an address at 500 Technology Square, Suite 700, Cambridge, Massachusetts 02139 (“Sublandlord”) and VERVE THERAPEUTICS, INC., a Delaware corporation having an address at 500 Technology Square, Cambridge, MA 02139 (“Subtenant”).

RECITALS

E. WHEREAS, Sublandlord and Subtenant entered into that certain Sublease dated as of April 13, 2020 (the “Original Sublease”), as amended by that First Amendment (the “First Amendment”) dated as of July 17, 2020 (together with the Original Sublease, the “Existing Sublease”), whereby Subtenant leases certain premises from Sublandlord (the “Existing Premises”) in the building at 500 Technology Square, Cambridge, Massachusetts (the “Building”);

F. WHEREAS, the Original Sublease was consented to by ARE-TECH SQUARE LLC (“Prime Lessor”) pursuant to that certain Consent to Sublease dated as of April 20, 2020 and executed among Sublandlord, Subtenant and Prime Lessor (the “Original Consent”), and the First Amendment was consented to by Prime Lessor pursuant to that certain Consent to Sublease Amendment dated as of July 24, 2020 and executed among Sublandlord, Subtenant and Prime Lessor (the “Consent to Amendment”);

G. WHEREAS, Sublandlord desires to sublease to Subtenant and Subtenant desires to sublease from Sublandlord, additional premises comprising approximately 2,980 square feet of Rentable Area (the “Additional Premises”) on the ninth (9th) floor of the Building, as depicted on Exhibit A attached hereto;

H. WHEREAS, Sublandlord and Subtenant desire to modify and amend the Existing Sublease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Sublandlord and Subtenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

14. Definitions. For purposes of this Second Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Sublease unless otherwise defined herein. The Existing Sublease, as amended by this Amendment, is referred to collectively herein as the “Sublease.” From and after the date hereof, the term “Sublease,” as used in the Existing Sublease, shall mean the Existing Sublease, as amended by this Amendment.

15. Sublease of Additional Premises. Subject to satisfaction of the Second Amendment Consent Contingency, defined below, effective on the Second Amendment Additional Premises Commencement Date (as hereinafter defined), Sublandlord hereby leases to Subtenant, and Subtenant hereby leases from Sublandlord, the Additional Premises. Subtenant’s leasing of the Additional Premises shall be upon all of the same terms and conditions of Sublease applicable to the Existing Premises, except to the extent inconsistent with the provisions of this Amendment. From and after the Second Amendment Additional Premises Commencement Date, the term “Premises,” as used in the Sublease, shall be deemed to include the Additional Premises.

16. Second Amendment Additional Premises Term. The Term of the Sublease for the Additional Premises (the “Second Amendment Additional Premises Term”) shall commence on the Second Amendment Additional Premises Commencement Date and end on the same date as the Term for the Existing Premises in the Existing Sublease. The Second Amendment Additional Premises Term, together with the Term with respect to the Existing Premises, shall be referred to collectively as the “Term.” Prior to entering upon the Additional Premises, Subtenant shall furnish to Sublandlord evidence satisfactory to Sublandlord that insurance coverages required of Subtenant under the provisions of the Existing Sublease.

17. Additional Premises Rent.

(a) Subtenant shall pay to Sublandlord as Base Rent for the Additional Premises, commencing on February 1, 2021 (“Second Amendment Additional Premises Commencement Date”), the sums set forth in Section 4(b) of this Amendment with respect to the Additional Premises. Such payment shall be made at the same time and on the same terms as the Rent payments set forth in the Existing Sublease.

(b) Base Rent for the Additional Premises shall be as follows

Dates	Square Feet of Rentable Area	Rent per Square Foot of Rentable Area	Monthly Rent	Annualized Rent
Second Amendment Additional Premises Rent Commencement Date – Day prior to first anniversary of Commencement Date (as defined in Existing Sublease)	2,980	$98.00	$24,336.67	$292,040.00
First Anniversary of Commencement Date- Expiration Date	2,980	100.94	$25,066.77	$300,801.20

18. Condition of Additional Premises. Subtenant acknowledges that (a) it is fully familiar with the condition of the Additional Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the first day of the Second Amendment Additional Premises Term, and (b) Sublandlord shall have no obligation to alter, repair or otherwise prepare the Additional Premises for Subtenant’s occupancy for the Additional Premises Term or to pay for any improvements to the Additional Premises.

19. Consent of Prime Lessor. Notwithstanding anything contained herein, the effectiveness of this Second Amendment is subject to and conditioned upon the written approval hereof and consent hereto by Prime Lessor in substantially the same form as the Original Consent and the Consent to Amendment (the “Consent to Second Amendment”). This Second Amendment shall not become effective unless and until the Consent to Second Amendment has been duly executed by each of Prime Lessor, Sublandlord and Subtenant (the “Second Amendment Consent Contingency”). Each of Sublandlord and Subtenant agrees to execute and deliver the Consent to Second Amendment in the form provided by Prime Lessor and reasonably approved by Sublandlord and Subtenant.

20. Effect of Amendment. Except as modified by this Second Amendment, the Existing Sublease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed as to both the Premises and the Additional Premises. In the event of any conflict between the terms contained in this Amendment and the Existing Sublease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

21. Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

22. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Sublandlord and Subtenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Subtenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Sublandlord and Subtenant.

23. Authority. Subtenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

24. Brokerage. Subtenant and Sublandlord represent that they have not dealt with any broker in connection with this Second Amendment. Each party agrees to indemnify and hold harmless the other from and against any and all liabilities, claims, suits, demands, judgments, costs, losses, interest and expenses (including, without being limited to, reasonable attorneys’ fees and expenses) which the indemnified party may be subject to or suffer by reason of any claim made by any person, firm or corporation for any commission, expense or other compensation as a result of the execution and delivery of this Sublease, which is based on alleged conversations or negotiations by said person, firm or corporation with the indemnifying party.

25. Surrender. Subtenant expressly acknowledges and agrees that it is required to comply with all of the provisions of Section 28 of the Prime Lease (as incorporated in the Existing Sublease and this Amendment by reference) regarding surrender of the Additional Premises, including, without limitation, hiring of a certified industrial hygienist to timely submit and perform a Decommissioning and HazMat Closure Plan with respect to the Additional Premises as described in said Section 28 of the Prime Lease.

26. Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Amendment as a sealed Massachusetts instrument as of the date and year first above written.

SUBLANDLORD:

FOGHORN THERAPEUTICS INC., a Delaware Corporation

By:	/s/ Fanny Cavalié
Name:	Fanny Cavalié
Title:	SVP, Head of Business & Operations

SUBTENANT:

VERVE THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Andrew D. Ashe
Name:	Andrew D. Ashe
Title:	President & COO

EXHIBIT A

Additional Premises Plan

See section in green